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                                                                   Exhibit 3.1.3


                           CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                        DAY INTERNATIONAL HOLDINGS, INC.

            (Adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware)


      Day International Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

            1. That the Board of Directors of the Corporation by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable that Article First of the Certificate of Incorporation of the Corporation be amended, so that as amended it shall read as follows:

      "FIRST. The name of the corporation (hereinafter referred to as the "Corporation") is Day International Group, Inc."

            2. That the Board of Directors of the Corporation by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable that Article Fourth of the Certificate of Incorporation of the Corporation be amended, so that as amended it shall read as follows:
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      "FOURTH:

      A.    AUTHORIZED SHARES

            The total number of shares of capital stock which the Corporation has authority to issue is 110,000 shares, consisting of:

            (1) 10,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and

            (2) 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

      B.    PREFERRED STOCK

            Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series."

            3. That the sold stockholder of the Corporation has adopted a resolution authorizing the amendments to the Certificate of Incorporation herein above set forth.

            4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 241 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of
Incorporation has been signed by the members of the Board of Directors this ___ day of May, 1995.


                                    ___________________________________
                                    W. Richard Bingham, Director


                                    ___________________________________
                                    Theodore C. Rogers, Director


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